Filed Pursuant to Rule 424(b)(3)

Registration No. 333-274931

Prospectus Supplement No. 4

(To Prospectus Dated December 28, 2023)

ESTRELLA IMMUNOPHARMA, INC.

3,829,338 Shares of Common Stock

Up to 7,036,726 Shares of Common Stock

Up to 2,215,000 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement no. 3 and the prospectus, dated December 28, 2023 (as supplemented by prospectus supplement no. 1, dated February 12, 2024, prospectus supplement no. 2, dated February 15, 2024, and prospectus supplement no. 3, dated March 7, 2024, the “Prospectus”), which form a part of our registration statement on Form S-1 (No. 333-274931), relate to the resale from time to time of certain shares of common stock (“Common Stock”) of Estrella Immunopharma, Inc. (“we,” “us,” “our” the “Company” and “Estrella”). These shares include (a) 3,829,338 shares of Common Stock held by the Selling Stockholders as more fully described in the Prospectus, (b) up to 7,036,726 shares of Common Stock that may be issued and sold by us to White Lion Capital, LLC pursuant to a Common Stock Purchase Agreement, as more fully described in the Prospectus and (c) up to 2,215,000 shares of Common Stock issuable to the holders of redeemable warrants (“Warrants”) upon the exercise thereof at an exercise price of $11.50 per share, as more fully described in the Prospectus.

This prospectus supplement is being filed to update and supplement the information contained in the Prospectus with the information contained in the current report on Form 8-K dated March 8, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

You should read this prospectus supplement in conjunction with the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements thereto.

Our Common Stock and Warrants are traded on the Nasdaq Capital Market (“Nasdaq”) under the symbols “ESLA” and “ESLAW,” respectively. On March 7, 2024, the closing price of our Common Stock on Nasdaq was $1.13 per share and the closing price of our Warrants on Nasdaq was $0.04 per Warrant.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 8, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2024

Estrella Immunopharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40608	86-1314502
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

5858 Horton Street, Suite 370 Emeryville, California	94608
(Address of principal executive offices)	(Zip Code)

(510) 318-9098

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ESLA	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	ESLAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging  growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Estrella Immunopharma, Inc. (the “Company”) is filing this Current Report on Form 8-K (“Current Report”) to provide further detail on the expected timing and method of the Company’s share repurchases to be made pursuant to the authorization of its board of directors to repurchase up to $1,000,000 of the Company’s common stock as previously announced in the Company’s press release issued on January 30, 2024 and included as Exhibit 99.1 to the Company’s Form 8-K filed on the same date. As of the date of this Current Report, the Company expects to repurchase shares under such authorization in the open market at prevailing market prices pursuant to a plan complying with the provisions of Rule 10b5-1 and Rule 10b-18 of the Securities Exchange Act of 1934, as amended, using the Company’s existing cash reserves during the next 12 months.

This Current Report on Form 8-K does not constitute a commitment by the Company to repurchase any specific number of shares, and repurchases may be terminated or modified subsequent to the date of this Current Report on Form 8-K, including with respect to timing, amount and method, in accordance with applicable law based on market conditions and other factors.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the share repurchases made by the Company. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expects,” and similar expressions and the negatives of those terms. These statements relate to future events and involve known and unknown risks, uncertainties, and other factors that could cause actual events to differ materially from those expressed or implied by these forward-looking statements. Factors that may cause actual events to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in our recent filings with the Securities and Exchange Commission. The forward-looking statements in this Current Report on Form 8-K represent our views as of the date of this Current Report on Form 8-K. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Estrella Immunopharma, Inc.

	By:	/s/ Peter Xu
	Name:	Peter Xu
	Title:	Chief Financial Officer

Date: March 8, 2024

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